Exhibit 99.1

COWEN AND COMPANY, LLC

September 12, 2022

Board of Directors

Zymergen Inc.

5959 Horton Street, Suite 700

Emeryville, CA 94608

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated July 24, 2022, to the Board of Directors of Zymergen Inc. (“Zymergen”) as Annex E to, and to the reference thereto under the headings “Summary — Opinion of Financial Advisor to Zymergen”, “Risk Factors — Risks Relating to the Merger”, “The Merger — Background of the Merger”, “The Merger — Recommendation of the Zymergen Board and Zymergen’s Reasons for the Merger”, “The Merger — Opinion of Financial Advisor to Zymergen” and “The Merger — Certain Unaudited Prospective Financial Information of Zymergen” in, Amendment 1 to the proxy statement/prospectus relating to the proposed merger involving Zymergen and Ginkgo Bioworks Holdings, Inc. (“Ginkgo”), which proxy statement/prospectus forms a part of Amendment 1 to Ginkgo’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ COWEN AND COMPANY, LLC

COWEN AND COMPANY, LLC